SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 20, 2006

CONVERGYS CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-4379	31-1598292
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 East Fourth Street Cincinnati, Ohio		45202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 723-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K	Convergys Corporation

Item 1.01.	Entry into a Material Definitive Agreement.

On October 20, 2006, Convergys Corporation (the “Borrower”) entered into a $400,000,000 Five-Year Competitive Advance and Revolving Credit Facility Agreement with a syndicate of financial institution lenders; JPMorgan Chase Bank, N.A., as Administrative Agent; Citicorp USA, Inc., as Syndication Agent; and Deutsche Bank AG, New York Branch and PNC Bank, National Association, as Co-Documentation Agents (the “Credit Agreement”). There is no amount currently outstanding under the Credit Agreement. Convergys has two borrowing options available under the Credit Agreement: (i) a competitive advance option which will be provided on an uncommitted competitive advance basis through an auction mechanism and (ii) a revolving credit option which will be provided on a committed basis. Under each option, amounts borrowed and repaid may be re-borrowed subject to availability under the Credit Agreement. Borrowings under the Credit Agreement bear interest at one of the rates described in the Credit Agreement. The Credit Agreement contains affirmative, negative and financial covenants customary for such financings. The Credit Agreement also contains customary representations and warranties. In the event of a default under the Credit Agreement, the lenders may terminate the commitments under the Credit Agreement and declare the amounts outstanding, and all accrued interest, immediately due and payable. The maturity date of the Credit Agreement is October 20, 2011 except that, upon the satisfaction of certain conditions contained in the Credit Agreement, Convergys may extend the maturity date by one year.

Subject to the agreement of some or all of the lenders to increase their applicable commitments by an aggregate amount equal to the requested increase in the credit facility, at the request of Convergys, the commitments under the Credit Agreement may be increased by an aggregate principal amount not to exceed $100,000,000 on one occasion during the term of the Credit Agreement.

All obligations of Convergys under the Credit Agreement are unconditionally guaranteed pursuant to a Guaranty and Contribution Agreement dated October 20, 2006 (“Guaranty Agreement”) by each of the following subsidiaries: Convergys Information Management Group Inc., Convergys Customer Management Group Inc., Encore Receivable Management, Inc. and Convergys CMG Utah Inc.

The Credit Agreement replaces the $325,000,000 Three-Year Competitive Advance and Revolving Credit Facility Agreement, dated as of December 21, 2004, among Convergys and a group of financial institutions (the “Old Facility”).

JPMorgan Chase Bank, N.A., Citicorp USA, Inc., Deutsche Bank, PNC Bank, National Association, The Bank of Nova Scotia and Wachovia Bank, who are part of the present group of syndicate lenders, were also part of the group of lenders that had entered into the Old Facility with Convergys that is being replaced by the present facility.

One of the Borrower’s Canadian subsidiaries is a party to a senior unsecured revolving credit facility of 100 million Canadian dollars (“CAD”) with The Bank of Nova Scotia. As of October 20, 2006, the subsidiary had borrowings of approximately CAD 69,657,000 (61,780,000 US Dollar equivalent) under this facility. One of the Borrower’s U.K. subsidiaries is a party to a credit overdraft facility of 15 Million British pounds with Wachovia Bank. As of October 20, 2006, the subsidiary had no borrowings under this facility.

The Borrower leases an office complex in Orlando, Florida, from Wachovia Development Corporation (“Lessor”), an affiliate of Wachovia Bank, under an agreement that expires in June 2010. Upon termination or expiration of the lease, the Borrower must either purchase the property from the Lessor for $65 million or arrange to have the office complex sold to a third party. This arrangement is more fully described in note 12 to the Borrower’s Consolidated Financial Statements included in the Borrower’s Form 10-K for the year ended December 31, 2005.

A copy of the Credit Agreement is filed as Exhibit 10.1 hereto and a copy of the Guaranty Agreement is filed as Exhibit 10.2 hereto. The foregoing summaries of the Credit Agreement and Guaranty Agreement are qualified in their entirety by reference to the full text of the Credit Agreement and Guaranty Agreement, which are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the description contained in Item 1.01, above, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Five-Year Competitive Advance and Revolving Credit Facility Agreement, dated as of October 20, 2006, between Convergys Corporation, certain financial institutions, JPMorgan Chase Bank, N.A., as Administrative Agent, Citicorp USA, Inc., as Syndication Agent, and Deutsche Bank AG, New York Branch and PNC Bank, National Association , as Co-Documentation Agents.

10.2	Guaranty and Contribution Agreement, dated as of October 20, 2006 between Convergys Corporation, the Guarantors and JPMorgan, Chase Bank, N.A., as Administrative Agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERGYS CORPORATION

By:	/s/ William H. Hawkins II
William H. Hawkins II Senior Vice President, General Counsel and Secretary

Date: October 24, 2006

Exhibit Index

Exhibit No.	Exhibit
10.1	Five-Year Competitive Advance and Revolving Credit Facility Agreement, dated as of October 20, 2006, between Convergys Corporation, certain financial institutions, JPMorgan Chase Bank, N.A., as Administrative Agent, Citicorp USA, Inc., as Syndication Agent, and Deutsche Bank AG, New York Branch and PNC Bank, National Association as Co-Documentation Agents.

10.2	Guaranty and Contribution Agreement, dated as of October 20, 2006 between Convergys Corporation, the Guarantors and JPMorgan, Chase Bank, N.A., as Administrative Agent for the lenders.

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